UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023 ( December 28, 2023)

APPLIED THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38898	81-3405262
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

545 Fifth Avenue, Suite 1400 New York, NY 10017	10017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 220-9226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	APLT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company               ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☒

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer and Chief Business Officer

On December 28, 2023, the Board of Directors (the “Board”) of Applied Therapeutics, Inc. (the “Company”) appointed Constantine Chinoporos as the Company’s Chief Operating Officer and Chief Business Officer, effective as of December 28, 2023 (the “Start Date”).

Mr. Chinoporos, 57 years old, has over 30 years of experience in the biopharma industry in business and corporate development, as well as corporate strategy. Mr. Chinoporos currently serves as a strategic advisor to Apollo Therapeutics, a role which he has held since February 2023. He previously served as Chief Business Officer at Albireo Pharmaceuticals, from December 2021 until their acquisition by Ipsen in March 2023. He served as Chief Business Officer at Boston Pharmaceuticals from November 2015 to October 2021. Prior to that, he held senior positions in business and corporate development, corporate finance, and alliance management at Sanofi S.A., Genzyme, and Eli Lilly. Mr. Chinoporos received an undergraduate degree in History as well as an MBA from Cornell University.

On December 28, 2023, the Company entered into an employment letter with Mr. Chinoporos, pursuant to which he will receive an annual base salary of $520,000 and an annual cash performance bonus with a target amount equal to 40% of his base salary (commencing with the 2024 calendar year). The employment letter further provides that Mr. Chinoporos will be eligible to receive certain severance payments and benefits upon a termination of his employment by the Company without “cause” (including as a result of death or disability) or in the event he resigns with “good reason” (as each such term is defined in the employment letter), in each case, subject to his execution of a release of claims in favor of the Company. The severance payments and benefits consist of (i) 12 months of base salary continuation, (ii) continued payment for the cost of health care coverage for up to 12 months, (iii) a lump sum payment equal to Mr. Chinoporos’ target annual cash performance bonus for the year in which termination occurs and (iv) accelerated vesting of any then-unvested Company common stock subject to any outstanding equity awards.

Pursuant to the terms of his employment letter, and with the approval of the Board, the Company granted Mr. Chinoporos an award of restricted stock units relating to 300,000 shares of the Company’s common stock (the “Sign-On RSUs”) on the Start Date. The offer letter provides that 25% of the Sign-On RSUs will vest on the first anniversary of the grant date and the remaining 75% of the Sign-On RSUs will vest in equal monthly installments over the following three years, subject in each case to Mr. Chinoporos’ continued active employment with the Company through each applicable vesting date.

As required pursuant to his employment letter, Mr. Chinoporos executed a copy of the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in connection with his commencement of employment with the Company. There are no family relationships between Mr. Chinoporos and any director or executive officer of the Company. There are no related party transactions between Mr. Chinoporos and the Company.

The foregoing description of the terms of the employment letter with Mr. Chinoporos is a summary of certain of its terms only and is qualified in its entirety by the full text of the employment letter filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description
10.1	Employment letter, by and between Applied Therapeutics, Inc. and Constantine Chinoporos, dated December 28, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED THERAPEUTICS, INC.

Dated: December 29, 2023	By:	/s/ Shoshana Shendelman
	Name:	Shoshana Shendelman
	Title:	President and Chief Executive Officer